Exhibit 99.1

For Immediate Release	CONTACT:
January 20, 2010	Robert D. Sznewajs
President & CEO
503.598.3240
sznewajsr@wcb.com

Anders Giltvedt
Chief Financial Officer
503.598.3250
giltvedta@wcb.com

West Coast Bancorp Shareholders Approve Two Proposals Related
to Previously Announced $155 million capital raise

WEST COAST BANCORP REGULATORY CAPITAL INCREASES $139.2 MILLION

Lake Oswego, OR—West Coast Bancorp (the “Company”) (NASDAQ: WCBO) announced today that shareholders approved two proposals related to the previously announced $155 million private placements.

The first proposal approved the amendment of the Company’s Restated Articles of Incorporation to increase the number of authorized shares of common stock to 250,000,000 (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 60,000,000 to 260,000,000).

The second proposal approved, for purposes of NASDAQ Listing Rule 5635, the issuance of shares of Company common stock in connection with the conversion of the Company’s Mandatorily Convertible Cumulative Participating Preferred Stock, Series A (“Series A Preferred Stock”) and Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (“Series B Preferred Stock”) into Company common stock in accordance with the preferred stock’s terms.

“Shareholder approval of the conversion of the preferred stock issued in our recent capital raise to common stock increases West Coast Bancorp’s capital well above regulatory guidelines,” said Robert D. Sznewajs, President & CEO.

As a result of the shareholder approvals, the Class B warrants, which cover 117,972 shares of Series A Preferred Stock, and the Class D warrants, which cover 122,028 shares of Series B

Preferred Stock, have expired without ever having become exercisable. In addition, the Series A Preferred Stock will automatically convert into 71,442,450 shares of common stock. The Series B Preferred Stock will convert automatically to common stock following the transfer of the Series B Preferred Stock to a third party in a widely dispersed offering.

About the Company

West Coast Bancorp (NASDAQ: WCBO) is a Northwest bank holding company for West Coast Bank. With $2.7 billion in assets, West Coast Bank operates through 65 locations in Oregon and Washington. West Coast Bank combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank.

Forward Looking Statements:

Statements in this release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results could be quite different from those expressed or implied by the forward-looking statements.  Do not unduly rely on forward-looking statements.  They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

A number of factors could cause results to differ significantly from our expectations, including, among others, factors identified in our Annual Report on Form 10-K for the year ended December 31, 2008, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, including under the headings “Forward Looking Statement Disclosure” and “Risk Factors.”

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